AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2005
                                                REGISTRATION NO. _______________
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            B2DIGITAL, INCORPORATED
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                                                     84-0916299
--------------------------------------------------------------------------------
(State  or  other  jurisdiction  of                               (IRS  Employer
incorporation  or  organization)                            Identification  No.)

                          9171 Wilshire Blvd., Suite B
                          Beverly Hills, CA 90210-5532
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

                   2005 Non-Qualified Stock Compensation Plan;
          Fee Agreement for Professional Services with Richard O. Weed
--------------------------------------------------------------------------------
                            (Full title of the plan)




                                        1

                            Robert Russell, President
                          9171 Wilshire Blvd., Suite B
                          Beverly Hills, CA 90210-5532
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (310) 281-2571
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE



                           PROPOSED          PROPOSED
                           AMOUNT OF         MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES . . .  SHARES            OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED. . . . .  TO BE REGISTERED  PRICE PER SHARE    OFFERING PRICE(1)   FEE
-------------------------  ----------------  -----------------  ------------------  -------------

..001 par value
common stock. . . . . . .        62,000,000  $         .01 (1)  $          620,000  $       78.56
-------------------------  ----------------  -----------------  ------------------  -------------

..001 par value
common stock
underlying stock options
                                  2,000,000  $         .03 (2)  $           60,000  $        7.60

TOTALS. . . . . . . . . .        64,000,000  $        680,000   $            86.16

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of January 7, 2005, a date within five business days prior to the filing of this registration statement.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.

                                    PROSPECTUS

                                 B2Digital, Inc.

                        64,000,000 Shares of Common Stock

     This prospectus relates to the offer and sale by B2Digital, Inc. ("B2Digital"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to the 2005 Non-Qualified Stock Compensation Plan (the "Stock Plan") and a consulting agreement. Pursuant to the Stock Plan and consulting agreement, in payment for services rendered, B2Digital is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants covered by the Stock Plan, 64,000,000 shares of common stock, which includes 2,000,000 shares underlying options at an exercise price of $.03 per share.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of B2Digital within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. B2Digital is not registering any shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of B2Digital or anyone of its subsidiaries. An "affiliate" of B2Digital is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of B2Digital in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTCBB under the symbol "BTWO."

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

                 The date of this prospectus is January 10, 2005



                                        2

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by B2Digital with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: B2Digital, 9171 Wilshire Blvd., Ste. B, Beverly Hills, CA 90210; where its telephone number is
(310)  281-2571.

     B2Digital is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by B2Digital under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by B2Digital. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of B2Digital since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                    3

Item  1.  The  Plan  Information                                              3

Item  2.  Registrant  Information and Employee Plan Annual Information        4

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                       4

Item  3.  Incorporation  of  Documents  by  Reference                         4

Item  4.  Description  of  Securities                                         5

Item  5.  Interests  of  Named  Experts  and  Counsel                         5

Item 6.  Indemnification of Officers, Directors, Employees and
         Agents; Insurance                                                    5

Item  7.  Exemption  from  Registration  Claimed                              5

Item  8.  Exhibits                                                            5

Item  9.  Undertakings                                                        5

SIGNATURES                                                                    6

EXHIBITS                                                                      7

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM  1.  THE  PLAN  INFORMATION.

The  Company

     B2Digital has its principal executive offices at 9171 Wilshire Blvd., Suite B, Beverly Hills, CA 90210. B2Digital's telephone number is (310) 281-2571.

Purpose

     B2Digital will issue common stock to certain consultants pursuant to their consulting agreements and the Stock Plan, which have been approved by the Board of Directors of B2 Digital. The Stock Plan is intended to provide a method whereby B2Digital may be stimulated by the personal involvement of the consultants in B2Digital's future prosperity, thereby advancing the interests of B2Digital, and all of its shareholders. A copy of the Stock Plan and the consulting  agreement  has  been  filed  as  an  exhibit  to  this  registration statement.
                                        3

Common  Stock

     The Board has authorized the issuance of up to 64,000,000 shares of the common stock to the consultants upon effectiveness of this registration statement. 2,000,000 of these shares are underlying options to purchase common stock at an exercise price of $.03 per share. These options expire December 31, 2010.

The  Consultants

     The consultants have agreed to provide their expertise and advice to B2Digital for the purposes set forth in the consulting agreements.

No  Restrictions  on  Transfer

     The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax  Treatment  to  the  Consultants

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax  Treatment  to  the  Company

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by B2Digital for federal income tax purposes in the taxable year of B2Digital during which the recipient recognizes income.

Restrictions  on  Resales

     In the event that an affiliate of B2Digital acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to B2Digital. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. B2Digital has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to
Section  16(b)  of  the  Exchange  Act.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     B2Digital will provide to participants without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the
Section 10(a) prospectus. Other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge, upon written or oral request. This request should be directed to B2Digital at 9171 Wilshire Blvd., Suite B, Beverly Hills, CA 90210. B2Digital's telephone number is (310) 281-2571.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.          Incorporation  of  Documents  by  Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by B2Digital, Inc. are incorporated herein by reference:

(a) B2Digital's latest Annual Report on Form 10-KSB for the year ended March 31, 2004, filed with the Securities and Exchange Commission;


                                        4

(b) The reports of B2Digital filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended March 31, 2004;

(c) A description of the securities of B2Digital as contained in its registration statement on Form S-B/A(File No. 2-86781-D), filed on March 20, 1984 and including any amendment or report filed for the purpose of updating such description; and

(d) All other documents filed by B2Digital after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item  4.          Description  of  Securities.
     Not  applicable.

Item  5.          Interests  of  Named  Experts  and  Counsel.

     Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Mr. Richard Weed, managing partner of Weed & Co. LLP owns 2,000,000 shares of B2Digital common stock and stock options to purchase
2,000,000  shares  of  B2Digital  common  stock  at  $.03  per  share.

     The financial statements of B2Digital are incorporated by reference in this prospectus as of and for the year ended March 31, 2004 have been audited by Larry O. Donnell, C.P.A., P.C., independent certified public accountants.

Item  6.     Indemnification  of  Officers,  Directors,  Employees  and  Agents;
Insurance.

     Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933.

     In addition, Section 102(b)(7) of the Delaware General Corporation Law and B2Digital's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

     The effect of these provisions may be to eliminate the rights of B2Digital and its stockholders, through stockholders' derivative suits on behalf of B2Digital, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (a) -
(d)  of  the  preceding  sentence.

Item  7.          Exemption  from  Registration  Claimed.
     Not  applicable.

Item  8.     Exhibits.

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit  No.     Title
------------     ---------------------------------------------------------------

5.1           Legal  opinion  of  Weed  &  Co.  LLP

10.1          2005  Non-Qualified  Stock  Compensation  Plan

10.2          Fee  Agreement  for  Professional  Services  with  Richard O. Weed

23.1          Consent  of  Weed  &  Co.  LLP  (included  in  Exhibit  5.1)

23.2          Consent  of  Larry  O.  Donnell,  C.P.A.,  P.C.

Item  9.          Undertakings.

     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                                        5

(i)     include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required [or] to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on January 10, 2005.

                                B2Digital, Inc.

                               (Registrant)

                               /s/  Robert  C.  Russell
                               ------------------------
                               Robert  C.  Russell
                               Chief  Executive  Officer,  President  and
                               Chairman  of  the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.








                                        6

SIGNATURES                     TITLE     DATE
----------                     -----     ----

/s/  Robert  C.  Russell      Chief  Executive  Officer,      January  11,  2005
------------------------      President and Chairman of the
Robert  C.  Russell           Board  of  Directors

/s/Marcia  A.  Pearlstein     Interim Chief Financial Officer January  11,  2005
-------------------------    (Principal Accounting Officer)
Marcia  A.  Pearlstein     ,  Secretary  and  Director

/s/  Dr.  Igor  Loginov      Chief  Technical  Officer,         January 11, 2005
----------------------       Director
Dr.  Igor  Loginov